UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2017

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

25134 Rye Canyon Loop, Suite 300 Valencia, California		91355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (661) 775-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously reported in a Current Report on Form 8-K, filed by MannKind Corporation (the “Company”) on January 12, 2017 with the Securities and Exchange Commission, on January 6, 2017 the Company and Rexford Industrial Realty, L.P. (“Rexford”) entered into an Agreement of Purchase and Sale and Joint Escrow Instructions (the “Purchase Agreement”), pursuant to which the Company agreed to sell and Rexford agreed to purchase certain parcels of real estate owned by the Company in Valencia, California and certain related improvements, personal property, equipment, supplies and fixtures (collectively, the “Property”) for $17.3 million. The Purchase Agreement was amended on February 7, 2017, February 10, 2017 and February 15, 2017 to, among other things, extend the closing date of the sale and purchase of the Property, revise the list of equipment being sold and revise the purchase price allocation between equipment and real property.

The sale and purchase of the aforementioned Property for $17.3 million pursuant to the terms of the Purchase Agreement, as amended, was completed on February 17, 2017. Net proceeds to the Company were approximately $16.7 million after deducting broker’s commission and closing costs of approximately $624,000 paid by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2017	MANNKIND CORPORATION

	By:	/s/ David Thomson
David Thomson, Ph.D., J.D.
Corporate Vice President, General Counsel and Secretary